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Exhibit 8

May 6, 2003

Union Bank of California, N.A.
400 California Street
San Francisco, California 94101

Merger of Monterey Bay Bank with Union Bank of California

Ladies and Gentlemen:

You have asked for our opinion as to certain federal income tax consequences of the merger (the "Bank Merger") of Monterey Bay Bank, a federal savings association ("Monterey Bay Bank") and Union Bank of California, N.A. ("UBOC"), a national banking association and wholly-owned subsidiary of UnionBanCal Corporation, a California corporation ("UnionBanCal"). The terms of the Bank Merger are set forth in the Agreement and Plan of Merger dated as of April 7, 2003, to which Monterey Bay Bank, Monterey Bay Bancorp, UBOC and UnionBanCal are parties (the "Agreement"). This opinion is delivered to you pursuant to Section 6.1(g) of the Agreement. Capitalized terms used in this letter without definition have the respective meanings given them in the Agreement.

The Agreement provides that Monterey Bay Bank will be merged with and into UBOC at the Effective Time pursuant to the applicable provisions of the National Bank Act and the rules and regulations promulgated by the Office of the Comptroller of the Currency and the Office of Thrift Supervision. In the Bank Merger, the issued and outstanding shares of Monterey Bay Bank stock (other than shares of Monterey Bay Bank stock for which dissenters' rights are perfected) will be converted into the right to receive from UnionBanCal the Parent Common Stock and/or cash described in the Agreement.

For purposes of rendering this opinion we have examined and relied upon (without any independent investigation or review) the truth, correctness and completeness at all relevant times of the statements, covenants, representations and warranties contained in the Agreement, in the Registration Statement of UnionBanCal on Form S-4 to which this opinion is an exhibit (the "Registration Statement"), and in the Officer's Certificates delivered to us by Monterey Bay Bank and UnionBanCal, and such other instruments and documents as we have deemed necessary.

Further, for purposes of rendering this opinion we have made the following assumptions (without any independent investigation or review):

1.
Original documents submitted to us (including signatures) are authentic, documents submitted to us as copies conform to the original documents and all such documents either have been or will be by the Effective Time duly and validly executed and delivered where such execution and delivery are prerequisites to effectiveness;

2.
All facts, statements, covenants, representations and warranties contained in any of the documents referred to herein or otherwise made to us in connection with the Bank Merger are true, correct and complete in all respects as of the date hereof and will be true, correct and complete in all respects as of the Effective Time, and no actions have been (or will be) taken which are inconsistent with such facts, statements, covenants, representations and warranties;

3.
The Bank Merger will be consummated in accordance with the terms of the Agreement and the Bank Merger will be effective under applicable laws; and

Union Bank of California, N.A.
May 6, 2003

4.
The Bank Merger will be reported by Monterey Bay Bank, UBOC and UnionBanCal on their respective federal income tax returns in a manner consistent with the opinion set forth below.

Based upon our understanding of the transaction as described above and the above assumptions, and subject to the limitations contained herein, it is our opinion that the Bank Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and that each of Monterey Bay Bank, UBOC and UnionBanCal will be a party to that reorganization within the meaning of Section 368(b) of the Code. In the event that any one or more of the facts, statements, descriptions, covenants, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

The opinion expressed herein is based upon and limited solely to the provisions of the Code and the statutes, judicial decisions and administrative regulations and rulings interpreting the Code, all as in effect on the date hereof and all of which are subject to change, either on a prospective or retroactive basis. We do not undertake any responsibility for updating or revising our opinion in consequence of any such change. We express only the opinion set forth above. This opinion does not address any other federal tax consequences or any state, local or foreign tax consequences that may result from the Bank Merger or any other transaction (including any transaction contemplated by the Agreement or undertaken in connection with, in contemplation of, or following the Bank Merger).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to the name of our firm therein and under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus furnished in connection with the offering of securities by UnionBanCal and the solicitation of proxies by the Board of Directors of Monterey Bay Bancorp. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely yours,

/s/Bingham McCutchen LLP

BINGHAM McCUTCHEN LLP

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  Exhibit 8